Exhibit 10.2

FIRST AMENDED AND RESTATED ESCROW AGREEMENT

THIS FIRST AMENDED AND RESTATED ESCROW AGREEMENT (the “Agreement”) made and entered into as of the 12th day of May, 2011 (“Effective Date”), by and among Clarion Partners Property Trust Inc. (the “Company”), ING Investments Distributor, LLC (the “Dealer Manager”), and BNY Mellon Investment Servicing (US) Inc., as escrow agent (the “Escrow Agent” or “BNYM”), amends and restates that certain Escrow Agreement dated October 22, 2010, as amended by the First Amendment to the Escrow Agreement dated March 4, 2011 (collectively, the “Prior Escrow Agreement”).

RECITALS

WHEREAS, the Company proposes to offer for sale (the “Initial Offering”), on a continuing basis, up to $2,250,000,000 in shares of the Company’s common stock, par value $0.01 per share, some of which will be designated as Class A and some of which will be designated as Class W (collectively the “Shares”), pursuant to the terms of the prospectus (the “Prospectus”) contained in the Company’s Registration Statement on Form S-11, filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and dated February 8, 2010, as it may be amended from time to time (“Registration Statement”);

WHEREAS, the Dealer Manager, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”), has agreed to serve as the dealer manager for the Initial Offering and will offer the Shares through other registered broker-dealers that are members of FINRA (the “Dealers”);

WHEREAS, it is anticipated that, commencing on the date that the Company first offers Shares for sale to the public (the “Initial Offering Date”), investors will submit orders for the purchase of Shares (“Investors”) and in connection with such orders will tender payment for such Shares (“Share Payments”).  Such purchase orders will be contingent upon (i) their respective acceptances by the Company; (ii) the Company’s acceptance of purchase orders aggregating at least the Minimum Offering Amount (as defined below) before the “Minimum Offering Termination Date”, which is hereby defined to mean the date which is 180 days following the Initial Offering Date (“Initial Minimum Offering Termination Date”), unless the Company’s board of directors votes to extend the Initial Offering, in which case it will mean the extended expiration date designated by the Company’s board of directors, which may not be more than 180 days following the Initial Minimum Offering Termination Date (the “Maximum Extension Date”); and (iii) a determination by the Company’s board of directors that it is in the best interest of the stockholders of the Company to cause the proceeds to be released to the Company so that it may commence operations. The “Minimum Offering Amount” is hereby defined to be $10,000,000, except that respect to Pennsylvania Subscribers (as defined in Section 5(a) below) it is defined to be $66,700,000 and with respect to Additional Jurisdiction Subscribers (as defined in Section 5(b) below) it is defined to be the amount specified in the Written Instructions contemplated by Section 5(b);

WHEREAS, the Company and the Dealer Manager desire to deposit Share Payments with the Escrow Agent, to be held for the benefit of Purchasers (as defined herein) and the Company until such time as purchases for the Minimum Offering Amount have been deposited into escrow or otherwise in accordance with the terms of this Agreement;

WHEREAS, the Escrow Agent has agreed to receive and hold in escrow all Share Payments in accordance with this Agreement;

WHEREAS, the Escrow Agent is willing to accept appointment as the escrow agent for only the expressed duties, terms and conditions outlined herein;

WHEREAS, the Parties entered into the Prior Escrow Agreement and now desire to amend and restate the Prior Escrow Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree to all statements made above and as follows:

1.                                      Appointment of Escrow Agent.  The Company and the Dealer Manager hereby appoint the Escrow Agent to serve as escrow agent, and the Escrow Agent hereby accepts such appointment, each in accordance with the terms of this Agreement. The Company and the Dealer Manager hereby acknowledge that the status of the Escrow Agent is that of agent only for the limited purposes set forth herein, and hereby agree that they will not represent (i) that the Escrow Agent has investigated the desirability or advisability of investment in the Shares or has approved, endorsed or passed upon the merits of the investment therein, or (ii) that the Escrow Agent serves in any other capacity, except as transfer agent in the event the Company and BNYM enter into an agreement providing for BNYM to perform transfer agency and related shareholder services to the Company. The Company and the Dealer Manager further agree that the name of the Escrow Agent shall not be used in any manner in connection with the offer or sale of the Shares other than to state that the Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein and, if applicable, to serve as transfer agent under the terms of the applicable transfer agency services agreement.  The Escrow Agent acknowledges and agrees that the Consolidated DDA Account, the Escrow (Eligible) Account, and the Escrow (Non-Eligible) Account (each as defined at Exhibit B) (collectively, the “Accounts”), shall at all times be accounts in a commercial banking institution as described in Section 8 below.

2.                                      Proceeds.

(a)           Except to the extent expressly provided otherwise by Section 5, until the earlier to occur of (y) the Escrow Agent’s receipt of the Disbursement Instruction (as defined in Section 4(b) below) or (z) the Minimum Offering Termination Date:

(i)                                     Escrow Agent shall accept for deposit into the Consolidated DDA Account, on behalf of a particular Investor, “Conforming Instruments”, which are hereby defined to be personal checks of that Investor (i) payable to the order of “BNY Mellon Investment Servicing (US) Inc., as escrow agent for Clarion Partners Property Trust Inc.,” or a recognizable contraction or abbreviation thereof reasonably acceptable to the Escrow Agent, (ii) which have been delivered to Escrow Agent by the Company’s transfer agent (the “Transfer Agent”) and (iii) with instructions of the Transfer Agent to deposit such personal check into the Consolidated DDA Account; and

(ii)                              Escrow Agent shall accept for deposit into the Consolidated DDA Account “Conforming Wire Payments”, which are hereby defined to be funds sent by wire transfer (i) with respect to which the Escrow Agent has been notified in advance by the Transfer Agent to accept, and (ii) that have been transmitted pursuant to wire instructions that are in the form set forth on Exhibit A.

(b)                                 Escrow Agent shall not be obligated to accept for deposit into the Consolidated DDA Account any Share Payment which is not a Conforming Instrument or a Conforming Wire Payment.  In the event Escrow Agent receives in connection with the Initial Offering personal checks other than a Conforming Instrument or other negotiable instruments or wire transfers other than a Conforming Wire Payment, Escrow Agent may take any appropriate commercially reasonable action, including (i) delivering any instrument which is not a Conforming Instrument to the Transfer Agent, and (ii) refusing acceptance of or returning to the sending institution any wire transfer which is not a Conforming Wire Payment.

(c)                                  Except to the extent expressly provided otherwise by Section 5, following the earlier to occur of (i) the Escrow Agent’s receipt of the Disbursement Instruction or (ii) the Minimum Offering Termination Date, and notwithstanding any other provision of this Agreement: Escrow Agent will have no obligation to accept any Share Payment for deposit into the Consolidated DDA Account or for any other reason and the Escrow Agent’s only obligation with respect to any Share Payment received after the Disbursement Instruction has been received will be to notify the Transfer Agent of such and (i) deliver it to the Transfer Agent in the case of personal checks or other negotiable instruments, and (ii) refuse acceptance or return it to the sending institution in the case of wire transfers.

(d)                             By 5:00 PM (Eastern Time) of the business day following the business day the Escrow Agent receives a Conforming Instrument or Conforming Wire Payment (collectively, “Conforming Payments”) the Escrow Agent shall deposit the Conforming Payment into the Consolidated DDA Account.  Investors with respect to whom the Escrow Agent has deposited one or more Conforming Payments into the Consolidated DDA Account are referred to herein as “Purchasers”.

(e)                                  By 5:00 PM (Eastern Time) of the business day following the business day the Escrow Agent has deposited a particular Conforming Payment into the Consolidated DDA Account on behalf of a person who is eligible under Federal banking law and Regulation D (“Regulation D”) of the Board of Governors

of the Federal Reserve System to hold a NOW account, the Escrow Agent shall transfer amounts corresponding to such Conforming Payment into the Escrow (Eligible) Account (as defined in Schedule B).  By 5:00 PM (Eastern Time) of the business day following the business day the Escrow Agent has deposited a particular Conforming Payment into the Consolidated DDA Account on behalf of a person who is not eligible under Federal banking laws and Regulation D to hold a NOW account, the Escrow Agent shall transfer amounts corresponding to such Conforming Payment into the Escrow (Non-Eligible) Account.  Notwithstanding the foregoing, in the event a Conforming Payment deposited into the Consolidated DDA Account is subject to a funds availability restriction of the Depository Bank (as defined in Exhibit B) greater than one day, the Escrow Agent shall instead be obligated to transfer the funds represented by such Conforming Payment to the Escrow (Non-Eligible) Account or the Escrow (Eligible) Account, as appropriate, in accordance with the foregoing, by 5:00 PM (Eastern Time) of the business day the funds availability restriction expires.

(f)                                    All Conforming Payments deposited into the Consolidated DDA Account and transferred to the “Escrow Accounts” (which are hereby defined to mean, collectively, the Escrow (Non-Eligible) Account and the Escrow (Eligible) Account, whether such term is used in the singular or plural form), shall be considered the property of the respective Purchasers and shall be held for the benefit of such Purchasers and shall not be (i) commingled with the monies or become an asset of the Company, or (ii) subject to any liens or charges by the Company or the Escrow Agent, or judgments or creditors’ claims against the Company, until released to the Company pursuant to the Disbursement Instructions.

(g)                                 In the event that any Payment Instrument or Wire Transfer deposited in the Consolidated DDA Account is subsequently returned or reversed as uncollectible (“Uncollectible Amounts”) after the funds represented thereby have been released by the Escrow Agent pursuant to this Agreement, the Dealer Manager or the Company shall, upon the request of the Escrow Agent, promptly reimburse the Escrow Agent the full amount of the Payment Instrument or Wire Transfer and any and all costs incurred in connection with the uncollectability of funds, and the Escrow Agent shall deliver any such uncollectible Payment Instrument to the party from whom the Escrow Agent has requested reimbursement pursuant to this provision. Company and Dealer Manager shall be jointly and severally liable to Escrow Agent for the foregoing payment obligation.

(h)                                 If the Escrow Agent receives a request for a full or partial refund from any Purchaser which the Escrow Agent determines to be in good order in accordance with applicable industry standards and legal requirements (respectively, a “Full Refund Request” and a “Partial Refund Request”, and collectively, “Refund Requests”) prior to receiving the Disbursement Instruction, the Escrow Agent shall notify the Dealer Manager of the Refund Request and return to the Purchaser:

(i)                                     if a Partial Refund Request, the amount of the requested refund, without deduction for escrow expenses, or

(ii)                                  if a Full Refund Request: (A) the aggregate amount of all Conforming Payments made by the Purchaser, together with all Allocable Interest (as defined in Section 4(c) below), or (B) at the option of the Escrow Agent, if all Conforming Payments were made with Payment Instruments and the relevant Payment Instruments have not been tendered for deposit into the Consolidated DDA Account, the relevant Payment Instruments.

The Escrow Agent shall have no liability with respect to a Refund Request it receives after it receives the Disbursement Instruction and its sole duty with respect to such a Refund Request shall be to deliver it to the Transfer Agent.

3.             Commencement Date of Services and Fees.

(a)           The Escrow Agent shall become obligated to perform the services described in this Agreement, and shall become entitled to the fees provided for herein for such services, only at such date and time as (i) the SEC declares the Registration Statement effective, (ii) the Company commences taking purchase orders from the public for Shares, and (iii) the Escrow Agent receives written notification from the Company that the SEC has declared the Registration Statement effective and the Company has commenced taking purchase orders for Shares from the public.  The receipt of such written notification shall be a condition precedent to the Escrow Agent’s performance of any services under this Agreement.

(b)           Except to the extent expressly provided otherwise by Section 5: where this Agreement provides, either in words or in effect, for the Escrow Agent to perform services up to the time it receives the Disbursement Instruction or, in the absence of its receipt of the Disbursement Instruction, the occurrence of the Minimum Offering Termination Date, the Escrow Agent shall, in the absence of its receipt of the Disbursement Instruction, cease to perform the relevant services on the Initial Minimum Offering Termination Date unless, prior to the Initial Minimum Offering Termination Date, it receives written notification from the Company that the Company’s board of directors has voted to extend the Initial Minimum Offering Termination Date (“Extension Notice”), in which case the Escrow Agent will continue to perform the relevant services hereunder until the extended expiration date indicated in the Extension Notice, but not longer than through the Maximum Extension Date.

(c)           In the event the Escrow Agent has ceased to perform services in accordance with the foregoing sentence but receives an Extension Notice after the Initial Minimum Offering Termination Date, it will resume performing services hereunder until the extended expiration date indicated in the Extension Notice, but not longer than through the Maximum Extension Date.

(d)           If the Company’s board of directors extends the Initial Offering in increments, rather than once for 180 days, then the process described in subsections (b) and (c) above shall apply with respect to each incremental extension.

4.                                      Disbursement of Proceeds.

(a)                                  On or about 5:00 PM (Eastern Time) of the Minimum Offering Termination Date (or, if not a business day, the next business day), and prior thereto on a weekly basis or as otherwise reasonably requested by Company, the Escrow Agent shall notify the Company of the aggregate amount of

Conforming Payments the Escrow Agent has received, adjusted for any Refund Requests, Uncollected Amounts and Rejection Notifications (as defined in Section 4(e) below) (the “Collected Funds”) as of such time and date or as of the time of the request, as applicable. The notification given by the Escrow Agent pursuant to the foregoing sentence with respect the Minimum Offering Termination Date is referred to herein as the “Termination Date Collected Funds Notice”.  If as of 5:00 PM (Eastern Time) on any business day prior to the Minimum Offering Termination Date the Collected Funds are equal to or greater than the Minimum Offering Amount, the Escrow Agent shall promptly deliver notice to the Company and the Dealer Manager stating the amount of the Collected Funds (the “Minimum Offering Amount Notice”). The terms of this Section 4(a) shall apply except to the extent expressly provided by Section 5.

(b)           If after delivering a Minimum Offering Amount Notice or if after delivering a Termination Date Collected Funds Notice indicating Collected Funds equal to or exceeding the Minimum Offering Amount, the Escrow Agent receives a Written Instruction from the Company citing this Section 4(b) and instructing the Escrow Agent to disburse to the Transfer Agent either (i) the entire balance in the Escrow Accounts or (ii) the balance in the Escrow Account not attributable to certain Excepted Subscribers (as defined in Section 5(b) below), expressly designating the jurisdictions of the Excepted Subscribers in such Written Instructions (the “Disbursement Instruction”), the Escrow Agent shall, by 5:00 PM (Eastern Time) of the business day following the business day that the Escrow Agent has transferred all amounts to the Escrow (Non-Eligible) Account and the Escrow (Eligible) Account, as appropriate, as required by Section 2(e), transfer the entire balance in the Escrow Accounts to the Transfer Agent along with a list that includes the name of each Purchaser, the number and class of Shares purchased by such Purchaser, the aggregate Share Payments remitted by such Purchaser, and such Purchaser’s Allocable Interest (defined below). The terms of this Section 4(b) shall apply except to the extent expressly provided otherwise by Section 5.

(c)                                  Purchasers shall be entitled to a pro rata share of the aggregate interest earned by balances in the Escrow Accounts (“Interest”), with such pro rata share determined by reference to the amount of Conforming Payments made by each Purchaser and deposited in the Escrow Accounts and the period of time each such amount was held in, as appropriate, the Escrow (Eligible) Account or Escrow (Non-Eligible) Accounts (assuming in all cases a one-day funds availability restriction on Conforming Payments) (“Allocable Interest”).  In the absence of commercially reasonable Written Instructions from the Company directing the Escrow Agent with respect to the methodology for calculating the Allocable Interest of each Purchaser, the Escrow Agent may employ any commercially reasonable methodology for calculating the pro rata share of Allocable Interest of each Purchaser.

(d)                                 If the Termination Date Collected Funds Notice indicates an amount of Collected Funds that does not equal or exceed the Minimum Offering Amount, the Escrow Agent shall within a reasonable time following the Minimum Offering Termination Date, but in no event more than fifteen (15) days after the Minimum Offering Termination Date, send to each Purchaser by first-class mail a covering letter furnished by the Company or Dealer Manager and (i) a check in an aggregate amount equal to all Conforming Payments paid by such Purchaser (and not refunded) together with any Allocable Interest, or (ii) at the option of the Escrow Agent, if all Conforming Payments of a Purchaser were made by Conforming Instruments and the relevant Conforming Instruments have not been tendered for deposit into the Consolidated DDA Account, then the relevant Conforming Instruments.  In addition, the Escrow Agent shall deliver to the Company a list that includes the name of each Purchaser, the number and Class of Shares purchased by such Purchaser, the aggregate Share Payments remitted by such Purchaser, and such Purchaser’s Allocable Interest.

(e)                                  In the event the Escrow Agent receives written notification from the Company or Dealer Manager that a Purchaser’s purchase order for Shares has been rejected (“Rejection Notification”) prior to its receipt of the Disbursement Instruction, the Escrow Agent shall no later than the fifth (5th) business day following receipt of the Rejection Notification send to the Purchaser by first-class mail a covering letter furnished by the Company or Dealer Manager and (i) a check in an aggregate amount equal to all

Conforming Payments paid by such Purchaser (and not refunded) together with any Allocable Interest, or (ii) at the option of the Escrow Agent, if all Conforming Payments of the Purchaser were made by Conforming Instruments and the relevant Conforming Instruments have not been deposited into the Consolidated DDA Account, then the relevant Conforming Instruments. The Escrow Agent shall have no duty or liability with respect to a Rejection Notification it receives after it receives the Disbursement Instruction.

5.             Distribution of Funds from Subscribers Residing in Certain Jurisdictions.

(a)           Pennsylvania.

(1)           The Escrow Agent shall not be obligated to accept and process purchase orders from any Investor with a connection to Pennsylvania such that Collected Funds must aggregate $66,700,000 or more before the Company may accept purchase orders from that Investor (a “Pennsylvania Subscriber”) unless the Escrow Agent (i) determines that it possesses the policies, processes, controls, processing and recordkeeping system functionalities and trained personnel required to comply with the procedures at a level of performance comparable to its performance of other services under this Agreement, and (z) notifies the Company in writing that it agrees to accept and process purchase orders from Pennsylvania Subscribers.

(2)           The terms of this Section 5(a) shall apply in the event the Disbursement Instruction expressly directs the Escrow Agent not to disburse to the Transfer Agent amounts in the Escrow Account attributable to Pennsylvania Subscribers:

(i)            The Escrow Agent will continue to process purchase orders for Shares from Pennsylvania Subscribers in accordance with the terms of this Agreement applicable to such processing until the “Pennsylvania Termination Date”, which is hereby defined to be the earlier of (i) the Escrow Agent’s receipt of the Pennsylvania Disbursement Instruction (as immediately defined below), (ii) the termination of the Initial Offering by the Company, or (iii) the date which follows the Initial Offering Date by 365 days.  The “Pennsylvania Disbursement Instruction” is hereby defined to mean a Written Instruction from the Company instructing the Escrow Agent to disburse amounts in the Escrow Account attributable to Pennsylvania Subscribers;

(ii)           In the event the Escrow Agent receives the Pennsylvania Disbursement Instruction it will act in accordance with the procedures set forth in Section 4(b) with respect to the Disbursement Instruction;

(iii)          In the event the Company at any time prior to the Pennsylvania Termination Date in a Written Instruction to the Escrow Agent lists Pennsylvania Subscribers and directs the Escrow Agent to cancel one or more purchase orders for Shares submitted by such Pennsylvania Subscribers, the Escrow Agent shall promptly process such instruction in accordance with Section 2(h) above; and

(iv)          In the event the Pennsylvania Termination Date is an event other than the Escrow Agent’s receipt of the Pennsylvania Disbursement Instruction, the Escrow Agent shall act in accordance with Section 4(d) with respect to amounts in the Escrow Account attributable to Pennsylvania Subscribers.

(b)           Jurisdictions Other Than Pennsylvania. In the event the Company provides the Escrow Agent with (i) a Prospectus dated after the Effective Date which discloses that one or more jurisdictions other than Pennsylvania that require the Minimum Offering Amount to be greater than $10,000,000 (“Additional Jurisdictions”), and (ii) Written Instructions directing the Escrow Agent to follow procedures with respect to such jurisdictions and such procedures are different from or in addition to the procedures provided for in this Agreement, then the Escrow Agent shall not be obligated to accept and process purchase orders from Investors with a connection to particular Additional Jurisdiction such that Collected Funds must aggregate more than $10,000,000 before the Company may accept purchase orders from that Investor (“Additional Jurisdiction Subscriber”, and together with Pennsylvania Subscribers, the “Excepted Subscribers”) unless it (y) determines that it possesses the policies, processes, controls, processing and recordkeeping system functionalities and trained personnel required to comply with the procedures at a level of performance comparable to its performance of other services under this Agreement, and (z) notifies the Company in writing that it agrees to accept and process purchase orders from Additional Jurisdiction Subscribers, specifying by name the Additional Jurisdiction the consent applies to.

6.                                      Duties and Liabilities of the Escrow Agent.

(a)                                  The duties, responsibilities and obligations of the Escrow Agent are purely ministerial in nature and shall be limited to those expressly set forth herein and no duties, responsibilities, covenants or obligations, fiduciary or otherwise, shall be inferred or implied, against the Escrow Agent by reason of this Agreement. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among the Company or to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those expressly contained herein or Written Instructions delivered pursuant to this Agreement and in accordance with applicable requirements) from the Company or the Dealer Manager. The Escrow Agent shall be under no duty to determine whether the Company or the Dealer Manager is complying with requirements of this Agreement or the Prospectus in tendering to the Escrow Agent the Share Payments or in connection with any other matter or action or inaction of any nature.

(b)                                 The Escrow Agent shall have the right to perform any of its duties hereunder through its agents, attorneys, custodians or nominees; provided that the Escrow Agent shall at all times have ultimate responsibility for performing its obligations under this Agreement.

(c)                                  The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(d)                                 The Escrow Agent shall not be under any duty or obligation to inquire into and shall not be liable for the validity, authority, truthfulness, accuracy, sufficiency, correctness, genuineness, or lack of any of the foregoing, of any asset deposited with it or of any statement, certificate, notice, request, instruction, direction, document, instrument, consent, order or information which the Escrow Agent reasonably believes to be genuine.

(e)                                  The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult and hire counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. The Escrow Agent shall have the right to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.  The expenses associated with such retention of counsel shall be borne by the Company and Dealer Manager, jointly and severally.

(f)                                    In the event the Escrow Agent determines that it requires instructions from the Company or Dealer Manager in order for it to perform a service or obligation hereunder in circumstances where the manner of performing the service or obligation is not expressly provided for herein or in the standard operating procedures of the Escrow Agent, the Escrow Agent may require the Company or Dealer Manager, as the case may be, to furnish Written Instructions acceptable to the Escrow Agent in its sole discretion, with such acceptance to be indicated by the signature of an Authorized Person of the Escrow Agent (“Conforming Written Instructions”) and may refrain from acting (or omitting an action) in connection with such a service or obligation until receiving such Conforming Written Instruction.  Escrow Agent’s obligation to act on Written Instructions is limited to acting on Conforming Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s charter or other governing instruments or this Agreement or of any vote, resolution or proceeding of the Company’s or Dealer Manager’s Board of Directors, unless and until the Escrow Agent receives Written Instructions to the contrary.

(g)                                 Subject to the terms of this Section 6, the Escrow Agent shall be liable to the Company and Dealer Manager (or any person or entity claiming through either) only to the extent the Loss (defined below) to the Company or Dealer Manager is finally adjudicated to have directly resulted from or been caused by the Escrow Agent’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.

(h)                                 Notwithstanding any other provision of the Agreement, neither party, nor its affiliates nor any of its or their directors, officers, employees, agents or subcontractors shall be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or could have been foreseeable to any extent and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.  For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this Section 6(h).  Notwithstanding the foregoing provisions of this Section 6(h), this Section 6(h) shall not in any manner restrict, limit or condition BNYM’s ability to receive payment of fees, charges and reimbursable expenses owed hereunder to BNYM due to services rendered hereunder by BNYM or BNYM’s ability to claim lost fees as damages in any claim for wrongful termination.

(i)                                     Notwithstanding any other provision, and for all purposes, of this Agreement: Neither party shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control (“Event Beyond Reasonable Control”).  Upon the occurrence of an Event Beyond Reasonable Control, the affected party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as (i) the Event Beyond Reasonable Control or circumstances caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted and (ii) the affected party gives prompt notice to the other parties of the occurrence of such Event Beyond Reasonable Control.

(j)                                     No party may assert a cause of action against the Escrow Agent or any of its affiliates that allegedly occurred more than eighteen (18) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(k)                                  The Company will provide such information and documentation as the Escrow Agent may reasonably request in connection with the services provided by the Escrow Agent under this Agreement.

(l)                                     Except as expressly provided in this Agreement, the Escrow Agent hereby disclaims all representations and warranties, express or implied, made to the Company and the Dealer Manager or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or goods provided incidental to services provided under this Agreement.  The Escrow Agent disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(m)                               Notwithstanding any other provision in this Agreement, the Company and the Dealer Manager each agrees not to amend or adopt any governing documents, amend or adopt any policies or amend the terms of the Initial Offering or Prospectus which would materially affect the obligations or responsibilities of the Escrow Agent hereunder without the prior written approval of the Escrow Agent, which approval shall not be unreasonably withheld or delayed.

(n)                                 The parties agree that the Escrow Agent has no role in the preparation of the documents used in the Initial Offering (the “Offering Documents”), has not reviewed any such documents and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent agrees that it may be named in the Prospectus and other Offering Documents, to the extent necessary to describe this Agreement and the duties of the Escrow Agent herein, and for no other purpose. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Documents or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of Collected Funds once transferred to the Company, that being the sole obligation and responsibility of the Company.

(o)           Notwithstanding any other provision of this Agreement, BNYM shall have no duty or obligation to act in accordance with a Transaction Restriction (as defined immediately below) unless and until the Company and BNYM have mutually agreed to and executed Written Instructions in accordance with Section 6(f) which govern all actions BNYM is expected to take or not take in connection with the Transaction Restriction. “Transaction Restriction” is hereby defined to mean any provision in the Prospectus which provides for the delay, elimination, restriction, limitation, conditioning, suspension or other adverse impact on the ability of an individual shareholder, groups or categories of shareholders or all shareholders to purchase, transfer or redeem Shares solely upon presentation, as the case may be, of a purchase order satisfying all conditions imposed by this Agreement or a transfer or redemption instruction satisfying all conditions imposed by this Agreement, or any provision of the Company’s charter or any other Company governance document or an action or resolution of the Company’s Board of Directors having the same or similar effect, and includes by way of illustration and not limitation any of the foregoing relative to an excessive trading policy, a minimum holding period, a minimum investment period, a share redemption plan, a redemption allocation or proration policy, a cap or limitation on individual or aggregate redemptions under any circumstances or over any period of time, liquidity requirements, a funds availability policy or suitability standards.

(p)                                 The quoted terms below have the indicated meanings:

(i)                                     “Authorized Person” means those officers of the Company or Dealer Manager, as the case may be, specified to be Authorized Persons for purposes of this Agreement in a written instrument executed by the Company or the Dealer Manager, as the case may be, and delivered to the Escrow Agent, as such written instrument may be amended from time to time by an Authorized Person of the Company or Dealer Manager, as appropriate, and each such person is duly authorized by, respectively, the Company or the Dealer Manager to give Written Instructions on behalf of, respectively, the Company or the Dealer Manager.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by an Authorized Person.

(ii)                                  “BNYM Authorized Person” means those employees of the Escrow Agent specified to be Authorized Persons for purposes of this Agreement in a written instrument executed by the Escrow Agent and delivered to the Company and the Dealer Manager, as such written instrument may be amended from time to time by an Authorized Person of the Escrow Agent, and each such person is duly authorized by the Escrow Agent to give Written Instructions on behalf of the Escrow Agent.  A BNYM Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by a BNYM Authorized Person.

(iii)                               “Loss” means any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory.

(iv)                              “Written Instructions” means:

(A)                              written instructions signed by an Authorized Person (or a person reasonably believed by the Escrow Agent to be an Authorized Person), addressed to and received by the Escrow Agent, and delivered by hand, private messenger with signed acknowledgment of receipt, U.S. Postal Service with signed acknowledgment of receipt, or overnight national courier service with signed acknowledgment of receipt; and

(B)                                email sent by an Authorized Person (or a person reasonably believed by the Escrow Agent to be an Authorized Person) to the email address of a BNYM Authorized Person, with a return email from the BNYM Authorized Person acknowledging receipt.

7.                                      Escrow Agent Fee. The Escrow Agent shall be entitled to compensation for services provided hereunder in accordance with the fees and charges set forth in the fee letter agreement between the parties dated October 22, 2010, as such fee letter agreement may be amended from time to time, and reimbursement of the reasonable out-of-pocket expenses incurred in connection with such services, which compensation and reimbursement shall be paid by the Company. The foregoing obligation of the Company shall become an obligation of the Dealer Manager with respect to fees and reimbursable expenses that the Company does not pay within 30 days of being invoiced by BNYM. Subject to the provisions of Section 11 hereof, the fee agreed upon for the services rendered hereunder in the aforementioned fee letter agreement is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement. Any fee, reimbursement for costs and expenses, indemnification for damages incurred by the Escrow Agent or other monies of any sort may be paid out of or chargeable to the income of assets of the Escrow Accounts if such is not paid by the Company or Dealer manager within thirty (30) days of demand by the Escrow Agent, but any partial recovery by the Escrow Agent pursuant to the foregoing sentence shall not be construed as an accord and satisfaction of all amounts that may be owed.

8.                                      Investment of Share Payments.

(a)                                  The accounts constituting the Escrow Accounts shall be titled in a manner as the parties hereto may agree.

(b)                                 All interest earned by funds in the Escrow Accounts shall be retained in the Escrow Accounts until disbursed in accordance with Section 4 or Section 2(f).

(c)                                  The Escrow Agent shall have no responsibility or liability for any loss which may result from the deposit of Conforming Payments into and holding of the proceeds of the Conforming Payments and interest in, as appropriate, the Consolidated DDA Account or the Escrow Accounts unless such loss is the result of willful misconduct or gross negligence of the Escrow Agent.

(d)                                 The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the investment of moneys held in the Escrow Accounts.

(e)                                  The Escrow Agent shall send statements to the Company on a monthly basis reflecting activity in the Escrow Accounts for the preceding month, provided that no such statement need be rendered for an Account if no activity occurred in the particular Account for such month.

9.                                      Tax Reporting.

(a)                                  As of the end of each calendar year and to the extent required under the provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), whether or not such income was disbursed during a such calendar year, the Escrow Agent shall report to the Internal Revenue Service (the “IRS”) all income earned from the investment of any sum held in the Escrow Accounts to the person or entity receiving the interest or other taxable income.

(b)                                 The Company shall, upon request of the Escrow Agent after the date hereof, provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS forms W-9 or W-8 and other forms and documents that the Escrow Agent may reasonably request. The parties hereto understand that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any interest or other income earned on the Collected Funds.

(c)                                  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of funds held or payments made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the funds in the Escrow Accounts.

10.                               Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to the United Parcel Service or similar overnight courier or the Express Mail service maintained by the United States Postal Service and sent via overnight delivery or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Company:

Clarion Partners Property Trust Inc.

230 Park Avenue, New York, NY 10169

Attention: Michael O’Connor and Amy Boyle

Fax: (212) 883-2700

With a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention:  Rosemarie Thurston

Fax:  (404) 881-7777

If to the Dealer Manager:

ING Investments Distributor, LLC

7337 E. Doubletree Ranch Road, Scottsdale, AR 85258

Attention: Senior Vice President of Operations

Fax:  (480) 477-2745

If to the Escrow Agent:

BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, Delaware 19809

Attention:  President

With a copy to:

BNY Mellon Investment Servicing (US) Inc.

301 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Senior Counsel — TA & SubAccounting

Any party hereto may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

11.          Indemnification of the Escrow Agent. The Company and the Dealer Manager each hereby agree to jointly and severally indemnify and defend the Escrow Agent and its officers, directors, employees and agents, and hold them harmless, from and against any and all claims, suits, actions, proceedings, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs, reasonable settlement costs and other reasonable out-of-pocket costs related to dispute resolution) which the Escrow Agent may suffer or incur directly or indirectly from or which relate in any way to (i) this Agreement, (ii) any transaction to which this Agreement relates, (iii) for avoidance of doubt: any actions taken or not taken hereunder pursuant to Sections 11, 19 or 21 (except, with respect to Section 22, a removal attributable to a material breach of the Agreement by the Escrow Agent) or the second to last sentence of Section 21 hereunder, (iv) any action taken or omitted to be taken by the Escrow Agent in connection with the provision of services to the Company or pursuant to Written Instructions, and, (v) for the avoidance of doubt: any liability for taxes or any additions for late payment, interest, penalties or other assessments or expenses that may be charged to or incurred by the Escrow Agent under applicable tax laws or tax regulations attributable to the investment of funds held in escrow by the Escrow Agent or disbursements made hereunder; except to the extent any of the foregoing in clauses (i) through (v) is finally adjudicated to have directly resulted from or been caused by the Escrow Agent’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement. The provisions of this Section 11 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

12.          Attachment of Escrow Property; Compliance with Legal Orders. In the event that any property held under escrow hereunder (“Escrow Property”) shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to the Company or the Dealer Manager or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.          Successors and Assigns.

(a)           Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be null and void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties hereto,

(b)           Notwithstanding the above, any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(c)           For purposes of clarification: a change in control of Escrow Agent shall not constitute an assignment under this Section 13.

14.          Term.

(a)           In the event the SEC has not declared the Registration Statement effective by the date which is the first anniversary of the Effective Date, each of the Company and the Dealer Manager may terminate this Agreement by sending written notice of termination to the other parties to this Agreement specifying the date as of which the Agreement shall terminate, which may not be less than 30 days from the date such notice is delivered to the other parties, whereupon this Agreement shall terminate at 11:59 PM on the date specified in the termination notice.

(b)           Unless this Agreement is earlier terminated in accordance with Section 14(a), this Agreement shall remain in effect from the Effective Date until the Escrow Agent has disbursed all funds in the Escrow Accounts in accordance with Section 4 of this Agreement and has performed all responsibilities associated with such disbursement, whereupon this Agreement shall terminate. While the termination of this Agreement may occur in accordance with the foregoing sentence without further action by any party, any party may document the termination of this Agreement by sending written notification of termination to the other parties and the termination shall be effective as of the date cited in the notification, or the date of receipt of the notification if no date is cited, unless a party objects to the notification of termination in which case the Agreement will terminate as of the date and time agreed in writing by the parties. Upon a termination of the Agreement, the Escrow Agent shall thereafter be relieved of all responsibilities, including those relating to the Accounts, except claims which are occasioned by its gross negligence or willful misconduct.

15.          Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

16.          Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

17.          Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

18.          Entire Agreement; Counterparts. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to the subject matter of this Agreement. This Agreement, and any amendments hereto, may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.          Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.          Disputes.

(a)           In the event of a disagreement among any of the parties to this Agreement, or among them or any other person resulting in adverse claims and demands being made in connection with or from any property in the Accounts, the Escrow Agent shall be entitled to refuse to comply with any such claims or demands as long as such disagreement may continue, and in so refusing, shall make no delivery or other disposition of any property then held by it in the Accounts under this Agreement, and in so doing, the Escrow Agent shall be entitled to continue to refrain from acting until (i) the right of adverse claimants shall have been finally settled by binding arbitration or finally adjudicated in a court assuming and having jurisdiction of the property involved herein or affected hereby or (ii) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto.

(b)           In the event of such a dispute, the Escrow Agent shall be entitled, in its discretion and judgment, to tender into the registry or custody of any court of competent jurisdiction subject to the limitations set forth in Section 15 of this Agreement, all money or property in its hands under this Agreement, together with such legal pleadings as the Escrow Agent deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. In the event of any uncertainty as to its duties hereunder, the Escrow Agent may refuse to act under the provisions of this Agreement pending order of a court of competent jurisdiction and the Escrow Agent shall have no liability to the Company, the Dealer Manager, any Dealer or to any other person as a result of such action. The filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation earned under this Agreement.

21.          Resignation. The Escrow Agent may resign upon thirty (30) days advance written notice to the Company and the Dealer Manager (a “Resignation Notice”). Such resignation shall become effective on the date specified in a Resignation Notice, which shall be not earlier than thirty (30) days after such Resignation Notice has been given. In the event of any such resignation, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Accounts from the Escrow Agent. The Escrow Agent shall promptly pay all funds in the Accounts, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the thirty (30) day period following delivery of a Resignation Notice by the Escrow Agent, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorney’s fees the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.

22.          Removal. The Escrow Agent may be jointly removed by the Company and the Dealer Manager at any time, by written notice executed by both of them (a “Removal Notice”), which Removal Notice shall become effective on the date specified in such Removal Notice. The removal of the Escrow Agent shall not deprive the Escrow Agent of its compensation earned prior to such removal. In the event of any such removal, a successor escrow agent, which shall be a bank or trust company organized under the laws of the United States of America, shall be appointed by the mutual agreement of the Company and the Dealer Manager. Any such successor escrow agent shall deliver to the Company and the Dealer Manager a written instrument accepting such appointment, and thereupon shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Accounts from the Escrow Agent. The Escrow Agent shall promptly pay all funds in the Accounts, including interest thereon, to the successor escrow agent. If a successor escrow agent is not appointed by the Company or the Dealer Manager within the thirty (30) day period following delivery of a Removal Notice, the Escrow

Agent may petition any court of competent jurisdiction to name a successor escrow agent. All costs, expenses and reasonable attorneys fees the Escrow Agent incurs in connection with such proceeding shall be paid by the Company.

23.          Maintenance of Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement, and as may from time to time be reasonably requested by the Company before such termination, the Escrow Agent shall, at the Company’s sole cost and expense, provide the Company with a copy of such records, certified by the Escrow Agent to be a complete and accurate account of all transactions hereunder. The authorized representatives of the Company and the Dealer Manager shall also have access to the Escrow Agent’s books and records to the extent relating to its duties hereunder, during normal business hours upon reasonable notice to the Escrow Agent, and at the requesting party’s expense.

24.          Representatives. Authorized Persons have been duly appointed to act as the representatives of the Company or Dealer Manager, as applicable, hereunder and have full power and authority to execute and deliver any Written Instructions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Company or Dealer Manager, as applicable, under this Agreement, all without further consent or direction from, or notice to, the Company or Dealer Manager, as applicable, or any other party.

25.          USA Patriot Act. The Company and Dealer Manager acknowledge that the Escrow Agent may request identifying information in connection with the USA Patriot Act, Pub.L. 107-56 (the “Patriot Act”), and the Company and Dealer Manager agree to provide any such information requested by the Escrow Agent in connection with the Patriot Act or any similar legislation or regulation to which the Escrow Agent is subject, in a timely manner.

26.          Illegal Activities. The Escrow Agent shall have the right in its sole discretion to not accept appointment as escrow agent and reject funds and collateral from any party in the event that the Escrow Agent has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including, but not limited to, the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the other parties to this Agreement will assist the Escrow Agent and comply with any reviews, investigations and examinations directed against the deposited funds.

IN WITNESS WHEREOF, the parties hereto have caused this First Amended and Restated Escrow Agreement to be executed the day and year first set forth above.

Clarion Partners Property Trust Inc., the Company

By:	/s/ MICHAEL O’ CONNOR

Name:	Michael O’ Connor

Title:	Senior Vice President

ING Investments Distributor, LLC, as Dealer Manager

By:	/s/ MICHAEL J. ROLAND

Name:	Michael J. Roland

Title:	Executive Vice President

BNY Mellon Investment Servicing (US) Inc., as Escrow Agent

By:	/s/ SUSAN FRASU

Name:	Susan Frasu

Title:	Senior Vice President

Exhibit A

Wire Instructions

Bank Name:	PNC Bank, National Association
Bank Address:	Pittsburgh, PA
ABA Number:	031000053
Account Number:	8611811781
Credit to:	[Stockholder’s Name]
Stockholder A/C#:

Exhibit B

Bank and Accounts

Bank: PNC Bank, National Association (“Depository Bank”)

Accounts:

“Consolidated DDA Account” - A non-interest bearing business checking account at the Depository Bank. Balance credits are given by the Depository Bank on balances in the account to offset account fees. FDIC insurance up to the FDIC insurance limit ($250,000 as of the Effective Date) is applicable to this account but it is applicable to this account solely as a single account and it is not applicable separately and individually to each and every owner of a subaccount in this account. This means that this account receives FDIC insurance (up to the FDIC insurance limit) as if owned by a single person and that the FDIC insurance does not apply up to its limit for each and every Purchaser whose Share Payment may be in this account.

“Escrow (Non-Eligible) Account” - A non-interest bearing business checking account at the Depository Bank. After the close of business each business day, funds in this account (the “Checking Account”) in excess of $l00,000 are transferred (or “swept”) to an interest-bearing account at the Nassau (Bahamas) branch of the Depository Bank (“Nassau Account”). The Depository Bank periodically sets the rate at which interest is paid. Each morning, principal and interest in the Nassau Account is transferred to the Checking Account. FDIC insurance is applicable to the Checking Account to the same extent as described above for the Consolidated DDA Account. The Nassau Account is not FDIC insured.

“Escrow (Eligible) Account” - An interest bearing FDIC-insured (for eligible persons) checking account at the Depository Bank. The Depository Bank periodically sets the rate at which interest is paid. Interest accrues daily and is paid monthly on the last business day of each month. The FDIC insurance applicable to this account is available individually up to the FDIC insurance limit to each Purchaser whose Share Payment may be in this account as of a particular day, subject to all rules of the FDIC regarding FDIC deposit insurance.